March 30, 2001
FrontLine Capital Group
90 Park Avenue
New York, New York  10016

           Re: Amendment to the Amended and Restated Credit Agreements

Dear Sirs:

         Reference is made to the Amended and Restated Credit Agreement, dated as of August 4, 1999, as amended on November 30, 1999, between FrontLine Capital Group, as Borrower (the "Borrower") and Reckson Operating Partnership, L.P., as Lender (the "Lender") relating to the operations of the Borrower (the "FrontLine Facility"), and the Amended and Restated Credit Agreement, dated as of August 4, 1999, as amended on November 30, 1999, between the Borrower and the Lender relating to the operations of Reckson Strategic Venture Partners LLC (the "RSVP Facility" and, together with the FrontLine Facility, the "Credit Facilities"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Credit Facilities.

         The following amendments to the Credit Facilities are being made in response to recent tax legislation in order to protect Reckson Associates Realty Corp.'s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         This letter will confirm that, effective as of the date hereof, we hereby amend the Credit Facilities as follows:

         1. Article I, Section 1.1(b) is hereby amended by deleting the following definition:

                  "Adjusted EBITDA" shall mean, for any fiscal quarter, EBITDA less any amounts payable (i) by any subsidiary in respect of the Indebtedness of such Subsidiary (including, but not limited to, Indebtedness of VANTAS Incorporated and the Secured $75 million Loan) and (ii) by the Borrower in respect of the Secured $60 million Loan.

         2. Article III, Section 3.1 is amended and restated in its entirety as follows:

                  Section 3.1 Interest Rate. Each Loan shall bear interest from the date made until the date repaid, payable in arrears, on the Commitment Termination Date, at a rate per annum equal to the greater of (i) the sum of
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                  (x) 2% and (y) the  Prime  Rate  for the  applicable  Interest
                  Period and (ii) 12%. With respect to each Loan outstanding for one year or longer, such 12% rate shall increase to 12.48%, 12.98%, 13.50% and 14.04% as of the anniversary of the making of such Loan, for the second, third, fourth and fifth years that such Loan is outstanding, respectively. Payments under the Notes shall be applied first to any fees, costs or expenses due under the Notes or hereunder, then to interest, and then to principal. Notwithstanding any other provision of this Agreement, all outstanding principal and interest of the Loan and all other amounts payable hereunder, if not sooner paid, shall be due and payable on the Commitment Termination Date.

         3.       Article XI is hereby amended by adding the following section:

                  Section 11.12 Participations. Section 11.12 Participations. The Lender may transfer participations to one or more of its Affiliates in or to all or a portion of its rights and obligations under and in respect of any and all Loans and Letters of Credit under this Agreement (including, without limitation, all or a portion of any or all of its Commitment hereunder; provided, however, that (i) the Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged,
                  (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower and the Lender shall continue to deal solely and directly with each other in connection with the Lender's and Borrower's rights and obligations under this Agreement, and
                  (iv) such participant's rights to agree or to restrict the Lender's ability to agree to the modification, waiver or release of any of the terms of the Agreement, to consent to any action or failure to act by the Borrower, or to exercise or refrain from exercising any powers or rights which the Lender may have under the Agreement, shall be limited to the right to consent to (A) an increase in the Commitment, (B) a reduction of the principal of, or rate or amount of interest on the Loan(s) subject to such participation (other than by the payment or prepayment thereof), and (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation.

         In addition, Article I, Section 1.1(b) of the RSVP Facility is amended by amending and restating the definition of "Commitment" as follows:

                  "Commitment" means $110 million, less (i) the amount of loans made by the Lender to the Borrower for the funding of investments made by RSVP prior to the spin-off distribution of shares of common stock of the Borrower by Reckson and (ii) the amount of any investments made by the Lender in joint venture investments made with RSVP, and as such amount may be reduced from time to time pursuant to Section 2.3.

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                                        Very truly yours,

                                        RECKSON OPERATING PARTNERSHIP, L.P.

                                        By:  Reckson Associates Realty Corp.,
                                             its General Partner



                                        By:          /s/ Michael Maturo
                                            ---------------------------
                                             Name:  Michael Maturo
                                             Title: Executive Vice President

Confirmed and Accepted:

FRONTLINE CAPITAL GROUP



By:      /s/ Scott Rechler
   -----------------------
        Name: Scott Rechler
        Title: President

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